Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Report on Form 20-F of Global Blue Group Holding AG of our report dated July 31, 2020 relating to the financial statements of Global Blue Group AG, which appears in the proxy statement/prospectus of Global Blue Group Holding AG filed pursuant to Rule 424(b)(3) on August 3, 2020. We also consent to the reference to us under the heading “Experts” in this Report.

/s/ PricewaterhouseCoopers SA

Geneva, Switzerland

September 3, 2020